EXHIBIT 10.13

            Form of Executive Separation Agreement

     The Company has entered into Executive Separation Agreements in the following form with each of the following officers:
          James O. Futterknecht, Jr.
          Joseph A. Robinson
          James E. Crawford
          Louis R. Csokasy
          Terrance E. Lindberg
          Michael C. Paquette
          James M. Krzyzewski

                EXECUTIVE SEPARATION AGREEMENT

     THIS AGREEMENT, dated and effective as of the ____ day of__________________, ____, is made and entered into by and between EXCEL INDUSTRIES, INC., an Indiana corporation ("Excel"), and_________________________________ (the "Executive").

                           RECITALS

     A. The Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of Excel.

     B. Excel considers the continued services of the Executive to be in the best interests of Excel and its shareholders and desires to assure the continued services of the Executive on behalf of Excel on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to change control of Excel.

     C. The Executive is willing to remain in the employ of Excel upon the understanding that Excel will provide him with income security upon the terms and subject to the conditions reflected herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     Section 1. Payment of Amounts to Executive. Excel will pay to the Executive the benefits described in Section 2 hereof in the event that: (a) a Change in Control (as defined in Section 3 hereof) of Excel occurs and (b) the Executive's employment with Excel is terminated within two years after the Change in Control occurs either (i) by Excel for any reason other than Serious Executive Misconduct (as defined in Section 4 hereof), death, normal retirement or total and permanent disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) by the Executive for Good Reason (as defined in Section 5 hereof).

     Section 2. Benefits to be Paid to Executive. If required pursuant to the terms of Section 1 of this Agreement, Excel will pay to the Executive the benefits in the time and manner described as follows:

     Section 2.01. Salary and Bonus. Excel will pay to the Executive within ten days of the termination of his employment any amount of salary and bonus or incentive compensation due, and any portions thereof earned or accrued but not yet due, to the Executive at the time of the termination of his employment. In addition, with respect to any bonus or incentive compensation based upon performance goals for a fiscal year or another period of time which has not then expired, Excel shall, within sixty (60) days following the expiration of such fiscal year or other period of time, pay to the Executive the pro rata portion of any such bonus or incentive compensation applicable to the portion of such fiscal year or the period of time prior to the termination of employment.

     Excel will also pay to the Executive as severance compensation in a lump-sum payment within thirty (30) days of the termination of his employment an amount equal to 2.95 times the Executive's average annual compensation paid by Excel which was includible in the gross income of the Executive for federal income tax purposes for the most recent five taxable years of the Executive ending before the date on which the Change in Control occurred or if the Executive did not perform personal services for Excel for all of such five-year period, such portion of such five-year period during which the Executive performed personal services for Excel.

     Section 2.02. Retirement Plans. Until the earlier of the date which is three years after the termination of the Executive's employment or the date of death of the Executive, Excel will maintain in full force and effect for the continued benefit of the Executive each employee pension benefit plan (as such term is defined in Section 1002 ofTitle 29 of the United States Code, as amended) in which the Executive is entitled to participate immediately prior to the date of his termination; provided, however, that if the Executive is a participant in Excel's 1989 Deferred Compensation Plan (as amended, the "Deferred Compensation Plan") at the time the Executive receives a lump-sum payment pursuant to the second paragraph of Section 2.01 of this Agreement, the Executive may not elect early retirement under the Deferred Compensation Plan prior to the date which is three years after the date of the Executive's termination of employment. If the terms of any such plan of Excel do not permit continued participation by the Executive, Excel will arrange to provide the Executive a benefit substantially similar to and at least as favorable as the incremental benefit which the Executive would have been entitled to receive under such Excel plan had the participation by the Executive in such plan continued from the date of the Executive's termination of employment until a date three years thereafter, calculated by assuming that the Executive's annual earnings during such three-year period are equal to Executive's annual earnings for the last full calendar year ending before the date of the Executive's termination of employment. Benefits under the preceding sentence may not be paid prior to the earlier of (i) the date which is three years after the date of the Executive's termination of employment or (ii) the date the Executive attains normal retirement age under such plan.

     Section 2.03. Disability and Medical Insurance Benefits. Until the earlier of the date which is three years after the termination of the Executive's employment or the date of death of the Executive, Excel will maintain in full force and effect all disability and medical insurance policy, plan or program coverage benefits for the Executive which the Executive was entitled to immediately prior to the date of his termination. If the terms of any disability or medical insurance policy, plan or program maintained by Excel do not permit the continued coverage of and participation by the Executive, then Excel will arrange to provide to the Executive a benefit substantially similar to and at least as favorable as, the incremental benefit which the Executive would have been entitled to receive under any such Excel policy, plan or program had the coverage and participation by the Executive in such policy, plan or program continued from the date of the Executive's termination of employment until a date three years thereafter.
The Executive shall also have the option, in lieu of the continuation of benefits for a three year period as described above, to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable disability or medical insurance policy specifically relating to the Executive which is owned by Excel.

     Section 3. Definition of Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following: (a) the consummation of a merger or consolidation of Excel with any other entity ("Reorganization"); (b) the sale, lease, exchange or transfer of all or substantially all of Excel's assets ("Asset Transfer"); (c) the approval by the shareholders of Excel of any plan or proposal for the liquidation or dissolution of Excel; (d) the acquisition (whether in one transaction or a series of transactions) by any person, other than a trustee of any employee benefit plan of Excel, of thirty percent (30%) or more of the outstanding voting power of Excel's securities unless such acquisition was approved by the Board of Directors before the acquiring person became the beneficial owner of ten percent (10%) or more of the outstanding voting power of Excel securities; or (e) individuals who are members of the Board of Directors of Excel on the date hereof ("Incumbent Directors") cease for any reason to constitute a majority of the members of the Board of Directors, provided that any new director whose election to the Board of Directors is approved by at least two-thirds (2/3) of the Incumbent Directors then in office shall thereafter be considered an Incumbent Director. The foregoing notwithstanding, the following events shall not constitute a Change in Control:

          (x)  any acquisition of securities by any person directly

              from Excel;
          (y)  any acquisition of securities by Excel;  and
   (z) any Reorganization or Asset Transfer if, following such Reorganization or Asset Transfer (i) more than fifty percent (50%) of the voting power of the resulting corporation (whether Excel or
  another corporation) or transferee is beneficially owned by the beneficial owners of the voting shares of Excel immediately prior to such transaction, excluding shares received by such Excel
               shareholders as a result of their interests in other

              entities party to such transaction; (ii) no person beneficially owning less than thirty percent (30%) of the outstanding voting shares of
             Excel immediately prior to such transaction, beneficially owns more than thirty percent (30%) of the voting power of the resulting corporation or the transferee; and (iii) at least a majority of the members of the board of directors of the resulting corporation or the transferee were Incumbent Directors at the time of the execution of the agreement providing for such transaction.

     Section 4. Definition of Serious Executive Misconduct. For purposes of this Agreement, the term "Serious Executive Misconduct" shall mean an act or acts by the Executive which: (a) would constitute a felony under Indiana law; or (b) were dishonest and which resulted or were intended by the Executive to result directly or indirectly in the personal enrichment of the Executive at Excel's expense.

     Section 5.  Definition of Good Reason.  For purposes of this
Agreement, the Executive shall have "Good Reason" to terminate his employment with Excel if:

     (a) the Executive is assigned any duties or responsibilities which are inconsistent with his position, authority, duties, responsibilities or status on the date of this Agreement, or his reporting responsibilities or titles in effect at such time are changed, in either case resulting
      in a diminution of the Executive's position, authority, duties, responsibilities or status;
     (b) the Executive's base compensation is reduced or he experiences in any year a reduction in the ratio of his incentive and bonus compensation to his base compensation in excess of the reduction which would have occurred under the incentive and bonus formula in effect immediately prior to the Change in Control; or
     (c)  the Executive is transferred to a principal work location which would reasonably require a change in the Executive's residence.

     Section 6. Term. The term of this Agreement (the "Term") shall begin on the date of this Agreement and shall continue until December 31, 1998, and thereafter, this Agreement shall be automatically renewed for successive one-year terms unless terminated by either party giving the other written notice of termination at least ninety (90) days prior to the expiration of such original term or any such renewal term; provided, however, that if a Change in Control occurs on or before December 31, 1998 or on or before the expiration of any renewal term, the Term of this Agreement shall continue until the date which is three years after the anniversary date of this Agreement immediately following the date on which a Change in Control occurs.

     Section 7. Enforcement of Agreement. Excel is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of Excel may then cause or attempt to cause Excel to refuse to comply with its obligations under this Agreement, or make, cause or attempt to cause Excel to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Excel that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses.

     Accordingly, if following a Change in Control it should appear to the Executive that Excel has failed to comply with any of its obligations under this Agreement or in the event that Excel or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits entitled to be provided to the Executive hereunder, and provided that Executive has complied with all of his obligations under this Agreement, then: (a) Excel irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of Excel as provided in this Section 7 to represent the Executive in connection with the initiation or defense of any litigation or other legal action whether by or against Excel or any Director, officer, shareholder, or other person affiliated with Excel, in any jurisdiction notwithstanding any existing or prior attorney-client relationship between Excel and such counsel; and
(b) Excel irrevocably consents to the Executive entering into an attorney-client relationship with such counsel.

     The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided, and all other costs and expenses (including court costs) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, admissibility or enforceability of this Agreement or any provision hereof, shall be paid or reimbursed to the Executive by Excel on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by his counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $400,000.

     Section 8. Severance Pay; No Duty to Mitigate. All amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Excel shall not be entitled to set off against the amounts payable to the Executive any amounts earned by the Executive in other employment after termination of his employment with Excel, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

     Section 9. Continued Employment of Executive After Potential Change in Control. The Executive agrees that, unless a Change in Control has occurred and the Executive has Good Reason to terminate his employment, the Executive will remain in the employ of Excel for a period of at least one (1) year following the occurrence of a Potential Change in Control. For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if:
(a) Excel enters into an Agreement the consummation of which would result in the occurrence of a Change in Control within the meaning of Section 3 of this Agreement; (b) if any person, including Excel, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control within the meaning of Section 3 of this Agreement; (c) if any person becomes the beneficial owner, directly or indirectly, of securities representing twenty percent (20%) or more of the voting power of Excel's then outstanding voting shares; or (d) the Board of Directors of Excel adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

     Section 10.  Reduction in Benefits Under Certain
Circumstances.

            Section 10.01. General. Notwithstanding anything in this Agreement to the contrary, in the event that the accounting firm which was serving as the independent auditors for Excel immediately prior to the Change in Control (the "Auditors") determines that any payment or distribution by Excel to or for the benefit of the Executive, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a "Payment"), would not be deductible by Excel for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (the "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 10.01, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be non-deductible by Excel because of Section 280G of the Code.

     Section 10.02. Reduction of Payments. If the Auditors determine that any Payment would not be deductible by Excel because of Section 280G of the Code, then Excel shall promptly give the Executive both notice to that effect and a detailed calculation thereof and of the Reduced Amount. The Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall advise Excel in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, then Excel may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 10 shall be binding upon Excel and the Executive and shall be made within thirty (30) days of the Executive's termination of employment.
As promptly as practicable following such determination and the elections hereunder, Excel shall pay or distribute to or for the benefit of the Executive such amounts as are then due to him under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as may become due to him under this Agreement.

     Section 10.03. Underpayment. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditors hereunder, it is possible that additional Agreement Payments which will not have been made by Excel should have been made (an "Underpayment"), consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon controlling precedent, determine that any Underpayment has occurred, such Underpayment shall promptly be paid by Excel to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     Section 10.04.  Overpayment.

     (a) In the event it shall be determined that any Agreement Payment made is subject to the excise tax imposed by
    Section 4999 of the Code, or any interest or
          penalties are incurred by the Executive with respect
      to such excise tax (such excise tax, together with
any such  interest and penalties are collectively
referred to herein as the "Excise Tax"), Excel will           pay
the Executive an amount (a "Gross-Up Payment")           such that
after payment by the Executive of all
          taxes (including, without limitation, income taxes
    and Excise Tax) imposed on the Gross-Up Payment, the
Executive retains a portion of the Gross-Up Payment           equal
to the Excise Tax imposed on such
          Agreement Payment.

     (b) The Executive shall notify Excel in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Excel of a Gross-Up Payment.
       Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise
   Excel of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Excel (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).
   If Excel notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give Excel any information reasonably requested by Excel relating to such claim,
          (ii) take such action, at the expense of Excel, in
         connection with contesting such claim as Excel shall
          reasonably request in writing from time to time,
       including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Excel,
          (iii)cooperate with Excel in good faith in order effectively to contest such claim, and
          (iv) permit Excel to participate in any proceedings relating to such claim; provided, however, that
      Excel shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest
              and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation
              and payment of costs and expense.  Without
               limitation on the foregoing, Excel shall control all

              proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Excel shall determine; provided, however, that if Excel directs the Executive to pay such claim and sue for a refund, Excel shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and
further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.
Furthermore, Excel's control of the contest shall be
 limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (c) If, after the receipt by the Executive of an amount advanced by Excel pursuant to Section 10.04(b), the
Executive receives any refund of Excise Tax paid with the
 amount advanced, the Executive shall (subject to Excel's
  complying with the requirements of Section 10.04(b)) promptly pay to Excel the amount of such refund (with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by Excel pursuant to Section 10.04(b), a final determination is made that the Executive shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (d)  Notwithstanding the foregoing, if it is determined by the

         Auditors, based upon controlling precedent, that no Excise Tax will be due if a portion of an Agreement
Payment is treated for all purposes as a loan to the Executive, the smallest portion of the Agreement Payment necessary to eliminate the Excise Tax (the "Loan Amount")
 shall be so treated, and the Executive shall promptly repay to Excel the Loan Amount, together with interest thereon from the date the Agreement Payment was received by the Executive at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, and no
 Gross-Up Payment will be made.

Section 11.  Other provisions.

     Section 11.01. Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that the Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

     Section 11.02. Modification. This Agreement may not be amended, modified, supplemented or canceled except by written agreement of the parties.

     Section 11.03. Waiver. No provision of this agreement may be waived except by a writing signed by the party to be bound thereby.

     Section 11.04. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     Section 11.05. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive (and his personal representatives, heirs and assigns). This Agreement shall also be binding upon and inure to the benefit of Excel and any successor organization or organizations which shall succeed to substantially all of the business and property of Excel, whether by means of merger, consolidation, acquisition of substantially all of the assets of Excel or otherwise, including by operation of law.

     Section 11.06.  References to Law.  References in this
Agreement to statutes or regulations shall include any amendment thereto and any successor statute or regulation.

     Section 11.07.  Notices.

     (a) Except as otherwise specifically set forth in this Agreement, all notices and other communications shall be delivered or mailed addressed as follows:

               If to Excel:   Excel Industries, Inc.
                              1120 North Main Street
                              Elkhart, Indiana  46514
                               Attn:  Secretary/Treasurer
          If to Executive:________________________________
                          ________________________________
                          ________________________________

     (b) Any communication provided for herein shall be deemed to have been duly given, made and received (i) when hand delivered or (ii) on the date noted upon the receipt for registered or certified mail.

     Section 11.08. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. All representations, promises and prior or contemporaneous understandings between the parties are merged into and expressed in this Agreement.

     Section 11.09. Governing Law. This Agreement has been made pursuant to, and shall be governed and construed in accordance with, the laws of the State of Indiana.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                              EXCEL INDUSTRIES, INC.



                              By __________________________________


                            ___________________________________
                            Printed Name and Title

                              EXECUTIVE


                              _____________________________________

                              _____________________________________

                              Printed Name